Exhibit 99.1

5 November 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

Q3-15 BUSINESS UPDATE
KWE DELIVERS CONTINUED GROWTH ACROSS ALL OPERATING METRICS

Kennedy Wilson Europe Real Estate Plc (LSE: KWE), an LSE listed property company that invests in direct real estate and real estate loans in Europe, today announces its Q3 Business Update for the period from 1 July 2015 to 30 September 2015 (the “Period”).
Highlights:

•	Strong asset management progress contracting £2.0 million of incremental annualised NOI in the Period, with 74 leasing transactions across 586,700 sq ft

•	£289.0 million of acquisitions completed in the Period, reflecting a blended yield on cost of 7.7% and an acquisition capital value of c. £168 psf

•	Property portfolio occupancy of 96.4% with WAULT of 7.6 years (9.5 to expiry)

•	Total portfolio value[1] stands at £2,525.9 million across 301 properties and four loan portfolios generating annualised NOI of £148.6 million

•	Group net debt of £960.5 million with a weighted average interest rate of 2.8%, a weighted average term to maturity of 5.1 years and an LTV of 38.0%

•
Post Period end, made further acquisitions of £18.4 million, reflecting a blended yield on cost of 5.7%; and exchanged on an additional £137.0 million (€185.5 million) following KWE’s debut investment in Italy, at a blended yield on cost of 6.3%

•
Post Period end, contracted NOI to grow by a further 12.5% to £167.2 million through annualised NOI from aggregate acquisitions of £10.1 million and contracted annualised uplifts of £8.5 million; portfolio value stands at £2,681.3 million

•
£95.7 million of disposals completed or substantially progressed, year-to-date, including deals exchanged and under offer, which is expected to generate an unlevered return on capital of 21.8%, remaining on track to deliver £300 million of disposals

•	Quarterly interim dividend remains at 10.0 pence per share, or 40.0 pence per share annualised; representing a YTD coverage ratio of 1.4x
Charlotte Valeur, Chair of Kennedy Wilson Europe Real Estate Plc, commented:
“The business continues to make material progress securing robust cash flows to underpin the dividend and drive capital growth. The Board has maintained the fully covered quarterly interim dividend at 10.0 pence per share (40.0 pence per share annualised) to reflect the balance between our strong cash flows from recent acquisitions and shorter-term income on redevelopment plays, trading assets and our disposal programme.”
Mary Ricks, President and CEO of Kennedy Wilson Europe, added:
“Having built a portfolio of critical mass, KWE is now delivering strong quarter-on-quarter performance with plenty more to come from both our existing and contracted assets. It is particularly pleasing to see the level of NOI growth being generated through asset management activities, reflective of both the success of our acquisition strategy and the property skills inherent in our business.
“The existing portfolio offers numerous value enhancing opportunities and we look forward to building on the success we have achieved to date.”

1. Portfolio value is based on valuation by external valuers CBRE (for direct property portfolio) and Duff & Phelps (for loan portfolio) at 30-Jun-15 adjusted for acquisitions, capital expenditure and disposals in the Period; the investment portfolio is revalued on a semi-annual basis, at 30 June and 31 December each year, by third party external valuers appointed by the Group

Q3-15 BUSINESS UPDATE

Investments:
Over the Period, completed and previously announced acquisitions include the nine-office South East Office portfolio, the 16-retail Carrefour/Dia grocery portfolio, and delayed closing on five remaining Gatsby assets. We also took title to Lakeland Retail Park, Co. Cavan in Ireland, which we previously held as a loan as part of the Elliott loan portfolio acquired in September 2014.
Table 1: Q3-15 acquisitions

	Portfolio	Area (m sq ft)	No. of assets	Acq’n price (£m)	NOI (£m)	Completion date	Acq’n YOC (%)	WAULT (years)	EPRA occup’y (%)
GBP	South East Office	0.82	9	211.0	17.0	28-Jul-15	8.0	5.0	98.6
ESP	Carrefour/Dia	0.60	16	60.7	4.3	14-Aug-15	6.9	5.4	100.0
GBP	Gatsby residual	0.27	5	17.3	1.3	7-Jul-15	7.1	7.3	94.7
IRL	Elliott: Lakeland RP	0.08	1	Nil[1]	0.6	22-Sep-15	7.6	10.4	100.0
Total		1.77	31	289.0	23.2		7.7	5.3	98.6

1.
Lakeland Retail Park was part of the underlying property collateral originally acquired as part of the Elliott loan portfolio on 3 September 2014 for £59.0 million (€75.5 million) with an allocated loan price for Lakeland of £6.9 million (€9.5 million). It was converted to direct real estate on 22 September 2015 on a cashless basis.

Refer to the Appendix for a full sector breakdown of the portfolio along with further detail of our top ten assets and top ten tenants at Q3-15.
Last week, we announced our debut investment in Italy for €185.5 million (£137.0 million), reflecting a yield on cost of 6.3%, having kept a close eye on the market since IPO. This well located portfolio includes nine offices in major cities which are 100% occupied by Italian government ministries and 70% situated in Rome, Florence and Milan. The portfolio includes institutional quality assets with significant reversionary potential and redevelopment angles as well as strong liquidity potential of smaller assets and good income returns from sticky government tenants.
In addition, this morning we have announced the acquisition of four offices in Dublin from a UK bank and NAMA for a total consideration of €24.9 million (£18.4 million), reflecting a yield on cost of 5.7%. The portfolio is under-rented with a number of short term leasing events which will allow us to grow income through active asset management.
At the end of the Period, the portfolio totalled £2,525.9 million generating annualised NOI of £148.6 million. Including post Period end acquisitions, the portfolio sits at £2,681.3 million with an annualised NOI of £158.6 million (see Table 2). Further conditional commitments total £53.4 million.

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Q3-15 BUSINESS UPDATE

Table 2: KWE portfolio including post Period acquisitions1

	Proport’n by port value (%)	Area (m sq ft)	No. of assets	Port. value (£m)	NOI (£m)	WAULT (years)	EPRA occup’y (%)
GBP	67.9	9.0	253	1,819.9	115.9	6.7	96.0
IRL	23.2	1.3	33	621.2	29.4	11.9	97.2
ITA	5.1	1.1	9	137.0	8.9	7.1	100.0
ESP	3.8	0.6	19	103.2	4.4	5.3	100.0
Total	100.0	12.0	314	2,681.3	158.6	7.6	96.6

1.	Subject to completion conditions. Excludes further conditional commitments.
Disposals
We announced a target disposal programme of £300 million at our half-year results and are making good progress with disposals completed, exchanged and under offer, accounting for £62.3 million of expected sales proceeds since H1-15. This along with an active sales pipeline currently being marketed means we are well placed to meet our target.
Year to date disposals now account for £95.7 million generating an average unlevered return on capital of 21.8% over a hold period of 13.5 months and are 8% ahead of June 2015 valuations. Moreover, we are achieving sales more than one year ahead of business plans as we have delivered on our asset management initiatives ahead of target timings.
One-third of disposals were to special purchasers who were motivated to secure the property generating a premium to book value. Another one-third of disposals were achieved where we actively de-risked our exposure in anticipation of increased re-letting risk or defensive capex requirements that did not meet our return hurdles. The remaining sales came from properties where we forecasted diminishing upside after implementing our asset management programme.
Portfolio management:
Leasing
Table 3: Leasing transactions

	No. of lease transactions		Commercial area (000 sq ft)		Incremental annual NOI (£m)
	Q3-15	YTD-15	Q3-15	YTD-15	Q3-15	YTD-15
GBP	24	61	571.5	826.0	1.1	1.6
IRL	50	118	15.2	168.8	0.9	5.4
Total	74	179	586.7	994.8	2.0	7.0
Our asset management focus across the portfolio has continued to deliver solid income growth. In the Period a further 74 lease transactions completed across 586,700 sq ft contracting incremental annualised NOI of £2.0 million. This brings the total for the year to 30 September to 179 lease transactions across 994,800 sq ft generating incremental annualised NOI of £7.0 million. A further 32 transactions are in solicitors’ hands which, once completed will generate incremental annualised NOI of £1.2 million.
Incremental annualised NOI gains in the Period were balanced between the UK and Ireland with new leases driving the majority of NOI improvements. Re-gears have delivered extensions to lease lengths of 9.7 years (10.0 years to expiry) with new leases signed on terms averaging 9.1 years (10.8 years to expiry). Hotel EBITDA improvements were primarily driven by achieving higher average daily rates (“ADRs”) and improving occupancy at Portmarnock and the beneficial impact of the British Open at Fairmont, St Andrews.

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Q3-15 BUSINESS UPDATE

Notable leasing activity in the Period is summarised below and has primarily come from encouraging performance across our retail portfolios in the UK and Ireland. With increased consumer spending and growing optimism amongst retailers, we are starting to see a pick up across our retail assets. In the UK, our largest retail exposure is the Gatsby high street portfolio where we have been able to achieve strong rent review results in selective locations with sufficient market comparables. In Ireland, we delivered retail occupancy gains of 160bps in the quarter to 97.9%.
In addition to the commercial leases, we completed 43 private rented sector (“PRS”) leases across our Dublin PRS portfolio, where we saw double-digit rental growth in the Period. The amenity space we delivered in Q2-15 has been extremely well received by tenants and is enhancing our ability to grow rents.

Table 4: Notable Q3-15 lease transactions

Scheme					Lease transaction
	Acq’n port.	Property, city	Sector	Area (sq ft)	Type	Tenant	Area (sq ft)	Term (years)	% over prev.
GBP	Jupiter	Melton Enterprises, Hull	Industrial	413,600	Re-gear	SCA Timber Supply	413,600	15.0	+40.0
GBP	Artemis	Staines Road, Harlow	Retail	24,400	New lease	Home Bargains	12,000	15.0	+3.0
GBP	Jupiter	Trident Retail Park, Runcorn	Retail	217,400	New lease	Sports Direct	10,000	5.0	Prev. vacant
GBP	Gatsby	57-67 High Street, Cranfield	Retail	8,600	Rent review	Budgens	8,600	na	+15.0
GBP	Artemis	Imperial House, Birmingham	Office	60,000	New lease	Optical Express	7,000	10.0	Prev. vacant
GBP	Gatsby	34 Sheep Street, Bicester	Retail	4,800	Rent review	Lloyds Pharmacy	4,800	na	+60.0
IRL	na	Marshes SC, Dundalk	Retail	132,900	New lease + mezz	H&M	16,000	7.0	Na1
IRL	Elliott	Lakeland Retail Park, Co. Cavan	Retail	83,100	New lease	Dealz	7,500	10.0	Prev. vacant
IRL	na	Marshes SC, Dundalk	Retail	132,900	New lease	Sketchers	2,500	5.0	Prev. vacant
IRL	na	Marshes SC, Dundalk	Retail	132,900	New lease	Tiger	1,800	5.0	Prev. vacant

1.	Based on turnover rent
Development and refurbishment programme
UK

•	At Buckingham Palace Road, London SW1, (227,000 sq ft office) we are on site with reception refurbishment works and are on track to deliver the new reception ahead of 2016 rent reviews and expiries.

•
At Friars Bridge Court, London SE1, (Jupiter portfolio, 99,800 sq ft office) we continue to track full redevelopment vs refurbishment options at materially improved rental value terms. We anticipate submitting a planning application in Q1-16.

•
At Pioneer Point, Ilford, IG1 (294 units PRS) where we acquired a loan in May 2015 and have since been appointed asset manager. We are looking to transform the scheme into a professionally run PRS operation and are working up our refurbishment plan for the existing units and the amenity package

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Q3-15 BUSINESS UPDATE

in 9,000 sq ft vacant commercial space. We expect to start refurbishments in the vacant South tower in Q1-16.

•
At Lochside Avenue, Edinburgh – formerly Oracle House, (Artemis portfolio, 40,000 sq ft office) we undertook a comprehensive refurbishment programme of the vacant building. Practical completion was reached in October 2015 and we signed a new lease with HSBC to occupy 29,895 sq ft over three floors. The ten-year lease (break at year five) generates a yield on cost of 8.9%. Marketing of the top floor is progressing well and we anticipate our yield on cost rising to c. 11.5% once fully let.

•
At Fairmont, St Andrews, (209 room hotel) we continue to roll out our refurbishment programme and have completed three of the six major capex projects including the clubhouse, landscaping and the restaurant with refurbishments of the bedrooms and common areas to come in 2016 to drive ADRs and occupancy.

Ireland

•	At Baggot Plaza, Dublin 4, (Opera portfolio, 129,300 sq ft office redevelopment), construction is progressing well. We remain on budget and on track to achieve practical completion by summer 2016.

•
At Stillorgan Shopping Centre, Co. Dublin (Opera portfolio, 145,400 sq ft retail), planning permission was granted in September 2015 to reconfigure part of the centre, improve the façade, canopy and car park configuration. The centre remains fully let and we are exploring opportunities to reconfigure and expand certain tenants in conjunction with our redevelopment works. Earlier this year the centre was voted “Best Performing Scheme” in a review of more than 30 nationwide shopping centres by Retail Excellence Ireland.

•
Block K, Central Park Dublin 18, (166 unit PRS development) we are making significant progress with construction having already topped out at floors eight and 11. We remain on time and budget to deliver the development, including 15,000 sq ft of commercial space by summer 2016. This is a premium quality residential development in South Dublin and will benefit from the common area amenities recently completed at the adjoining blocks in Vantage, where we continue to see excellent rental demand.

•
At Portmarnock Hotel & Golf Links, Co Dublin, (138 room hotel) our capex programme is underway and upgrade works are progressing well on the golf course and bedroom refurbishments will commence next quarter. A planning application was submitted in the Period for a new entrance, reception, gym and spa facility and common area improvements to the sea view lounge and restaurant courtyard. The hotel continues to operate ahead of business plan.

Spain

•
At Puerta del Sol 9, Madrid (24,700 sq ft commercial/residential conversion to retail redevelopment), we are in discussions with the remaining tenants to secure vacant possession and we expect to submit a planning application by mid-2016.

•
At Santisima Trinidad 5, Madrid (43,100 sq ft commercial to residential conversion), construction of a seven-story residential block with 23 high-end residential units for sale is well underway and we expect to deliver these by Q3-16. We launched pre-marketing in September and have already received reservations on 13 of the 24 units at prices ahead of our business plan.

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Q3-15 BUSINESS UPDATE

•
Postigo de San Martin 3, Madrid (41,700 sq ft of commercial to hotel/residential conversions) located in Callao Square, one of the most prime areas of Madrid, near our Puerta del Sol asset and Gran Via area. Discussions with existing tenants to secure vacant possession are expected to conclude by Q1-16.

Financial position:
At 30 September 2015, cash and cash equivalents stood at £212.5 million. The Group has approximately £1,173.0 million of total debt financing drawn at a weighted average interest rate of 2.8%, an average term to maturity of 5.1 years. LTV was 38.0%, compared with 31.1% at 30 June 2015 and our financing capacity stood at £437.5 million. Including post Period acquisitions, our financing capacity is £282.1 million and LTV stands at 41.6%.
In the Period, the Group drew down the final tranche of the Gatsby facility with Aviva of £11.2 million and repaid principal totalling £7.3 million resulting from proceeds raised on the disposal of assets.
With attractive and flexible debt metrics and a low weighted average interest rate, the portfolio benefits from strong positive leverage. We regularly review our debt funding options, including the unsecured debt market which we accessed in June 2015 with our debut BBB rated £300 million bond and plan to establish a multi-currency EMTN programme. We aim to take advantage of opportunities to extend the term to maturity, achieve more flexible funding terms and maintain an attractive cost of debt to generate accretive cash flows.
Table 5: Financing capacity

(£m)	30 September 2015	Post Period acquisitions[1]	Post Period financing capacity
Cash	212.5	(155.4)	57.1
Undrawn facilities (RCF)	225.0	-	225.0
Firepower	437.5	(155.4)	282.1
Total drawn debt	1,173.0	-	1,173.0
Net debt	960.5	155.4	1,115.9
Portfolio value	2,525.9	155.4	2,681.3
LTV (%)	38.0		41.6

1.	Excludes further conditional commitments.
Outlook and current transactions:
All our markets continue to see a pickup in economic activity. At a sector level across all our geographies, offices are seeing first mover advantage, followed by industrial and then retail. In the UK and Ireland, improving retail confidence is reflected in increased enquiry levels and this, combined with lower voids, is leading to lower tenant incentives and the beginnings of price tension which we expect to bear fruit. Across offices, our Dublin CBD office exposure is extremely well placed where our ERVs of €39 psf remain well below market rents for large space users in light of recent market deals at €55 and €60 psf, proving rents further. Similarly, in the UK, our central London and South East office assets are well placed in geographies with low market vacancies and strong evidence for rental growth.
Our last three acquisitions of €295.9 million (£216.1 million) were all euro-denominated in Spain, Italy and Ireland and we continue to underwrite a good pipeline of euro assets. We mitigate foreign exchange exposure against the euro by hedging an appropriate portion of our euro net equity position, which at 30 September 2015 stood at 85%. We remain conscious of currency headwinds and monitor our hedging contracts as well as our strategy on a regular basis.

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Q3-15 BUSINESS UPDATE

On 28 October, we announced our debut purchase in Italy with the conditional exchange of a portfolio of nine offices 100% let to the Italian government for €185.5 million (£137.0 million), reflecting a yield on cost 6.3%. We expect to complete by year-end. This morning we announced the acquisition of four Dublin offices for €24.9 million (£18.4 million), reflecting a yield on cost of 5.7%. Both these acquisitions allowed us to capitalise on our strong market relationships to secure investments that were either off-market or provided unique KWE angles to secure an attractive acquisition basis as well as providing good opportunities to implement value-enhancing asset management programmes.
Fees:
Investment Management fee – share issuance
Based on an EPRA NAV of £1,525.1 million at the end of the Period, excluding revaluations which are only carried out semi-annually on 30 June and 31 December, a quarterly management fee of £3.8 million is payable to KW Investment Management Ltd, as investment manager to the Group. In line with the investment management agreement, this fee is payable 50% in shares (166,019) and 50% in cash (£1.9 million).
Performance fee estimate
A performance fee is payable to KW Carried Interest Partner LP as a form of remuneration used to reward the investment manager for generating returns to shareholders. The half-year financial statements included a performance fee estimate of £5.5 million, being the Board’s best estimate of that portion of the performance fee which should be accrued as at 30 June 2015. A further £2.75 million has been accrued in the Period bringing the total performance fee estimate for the nine months to £8.25 million.  The Board will determine any actual performance fee due for the year ended 31 December 2015 in accordance with the provisions of the investment management agreement, on the basis of the 2015 audited year-end EPRA NAV per share.
Dividends:
The directors of the Company have resolved to pay an interim quarterly dividend of 10.0 pence per share.

Dividend event	Declared	Ex-dividend	Record	Payment
Date	5-Nov-15	12-Nov-15	13-Nov-15	27-Nov-15
Exchange rate:
Where amounts in this document are presented in both £ and €, the £ amount has been calculated based on an exchange rate of €1:£0.7388 which was the rate on 30 September 2015.
Next results announcement:
The next trading update will be the 2015 full year results, due to be issued on or around 26 February 2016.
-Ends-
For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Richard Sunderland/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc

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Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio, in excess of £2 billion, is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the US, UK, Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com

Forward Looking Statements
This announcement may contain certain forward-looking statements with respect to Kennedy Wilson Europe Real Estate Plc (the “Company”) and its subsidiaries (together, the “Group”), and the Group’s financial condition, results of operations, business, future plans and strategies, anticipated events or trends, and similar matters, that are not historical facts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of operations, performance or achievements of the Group or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as at the date of this announcement. The Company undertakes no obligation to release publicly any revisions or updates to these forward-looking statements to reflect future events, circumstances, unanticipated events, new information or otherwise except as required by law or any appropriate regulatory authority.

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Appendix at 30 September 2015
UK portfolio summary

Sector	Area (m sq ft)	No. of assets	Portfolio value[1] (£m)	NOI (£m)	EPRA NIY (%)	Acq’n YOC (%)	WAULT (years)	EPRA occup'y (%)
Office	2.9	43	824.4	51.5	5.9	7.1	5.0	94.6
Retail	2.2	126	401.1	26.8	6.3	6.7	8.7	97.3
Industrial	3.2	34	186.7	13.0	6.6	7.5	5.9	98.3
Leisure	0.7	35	133.4	8.7	6.2	7.0	12.0	97.3
Residential	-	-	-	-	-	-	-	-
Property total	9.0	238	1,545.6	100.0	6.1	7.1	6.7	96.0
Development	-	-	-	-	-	-	-	-
Hotel	-	1	37.3	2.1	5.3	5.8	-	-
Loans	-	14	237.0	13.9	5.6	6.6	-	-
Total/average	9.0	253	1,819.9	116.0	6.0	7.0	6.7	96.0
Ireland portfolio summary

Sector	Area (m sq ft)	No. of assets	Portfolio value[1] (£m)	NOI (£m)	EPRA NIY (%)	Acq’n YOC (%)	WAULT (years)	EPRA occup'y (%)
Office	0.5	7	262.7	13.5	4.9	5.7	10.0	98.9
Retail	0.4	8	144.2	8.9	5.9	6.4	15.5	97.9
Industrial	-	-	-	-	-	-	-	-
Leisure	0.0	1	2.7	0.1	4.5	6.9	17.7	100.0
Residential	0.3	2	76.0	2.7	3.3	4.4	-	92.8
Property total	1.3	18	485.6	25.2	5.0	5.8	12.2	97.4
Development	-	2	72.9	-	-	-	-	-
Hotel	-	1	23.1	1.4	5.6	5.1	-	-
Loans	-	8	21.2	1.6	7.2	5.0	-	-
Total/average	1.3	29	602.8	28.2	5.1	5.7	12.2	97.4
Spain portfolio summary

Sector	Area (m sq ft)	No. of assets	Portfolio value[1] (£m)	NOI (£m)	EPRA NIY (%)	Acq’n YOC (%)	WAULT (years)	EPRA occup'y (%)
Retail	0.6	16	64.8	4.4	6.6	6.9	5.3	100.0
Development	-	3	38.4	-	-	-	-	-
Total/average	0.6	19	103.2	4.4	6.6	6.9	5.3	100.0
Total portfolio summary

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Sector	Area (m sq ft)	No. of assets	Portfolio value[1] (£m)	NOI (£m)	EPRA NIY (%)	Acq’n YOC (%)	WAULT (years)	EPRA occup'y (%)
Office	3.4	50	1,087.1	65.0	5.7	6.8	6.0	95.4
Retail	3.2	150	610.1	40.1	6.3	6.7	9.8	97.8
Industrial	3.2	34	186.7	13.0	6.6	7.5	5.9	98.3
Leisure	0.7	36	136.1	8.8	6.1 2	7.0	12.1	97.3
Residential	0.3	2	76.0	2.7	3.3	4.4	-	92.8
Property total	10.8	272	2,096.0	129.6	5.9	6.7	7.6	96.4
Development	-	5	111.3	-	-	4.1	-	-
Hotel	-	2	60.4	3.5	5.4	5.6	-	-
Loans	-	22	258.2	15.5	5.7	6.5	-	-
Total/average	10.8	301	2,525.9	148.6	5.8	6.7	7.6	96.4

1.
Third party valuations (RICS Red Book) have been undertaken by CBRE on direct property assets (other than Puerta del Sol and Postigo san Martin); loan portfolios have been fair-valued by Duff & Phelps in each case at 30 June 2015. Adjustments made for acquisitions and disposals in the quarter.

Total portfolio: top ten assets

Property	City	Sector	Approx area (sq ft)	Port. Value (£m)	EPRA NIY (%)	WAULT (years)	EPRA occup'y (%)

GBP	Buckingham Palace Road	London, SW1	Office	227,200	227.6	4.4	4.8	100.0
IRL	40/42 Mespil Road	Dublin 4	Office	118,000	75.1	4.2	12.7	100.0
GBP	Friars Bridge Court	London, SE1	Office	99,800	69.9	3.0	1.7	98.1
GBP	Pioneer Point Loan	Ilford	PRS¹	-	69.0	1.6	-	-
IRL	Russell Court	Dublin 2	Office	138,900	67.8	5.1	9.6	100.0
IRL	Stillorgan S.C.	Co. Dublin	Retail	143,000	65.4	6.2	6.0	99.6
IRL	Vantage/ Central Park	Dublin 18	PRS¹	260,000	62.8	3.0	-	91.3
GBP	Seafield House	Aberdeen	Office	202,600	56.6	6.0	1.8	84.6
IRL	Baggot Plaza	Dublin 4	Dev	-	54.3	-	-	-
GBP	Levesden Pk, Watford	Watford	Office	196,300	45.2	8.9	3.5	100.0

Top ten assets	1,385,800	793.7

1. Private rented sector residential
Total portfolio: top ten tenants

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Tenant	Total rent (£m)	% of total rent
Telegraph Media Group	5.8	4.4
British Telecommunications Plc	4.3	3.2
Carrefour	3.8	2.9
Bank of Ireland	3.4	2.6
KPMG	3.3	2.5
Conoco (UK) Ltd	3.0	2.3
Wincanton Ltd	2.8	2.2
HSBC Plc	2.8	2.1
Chevron North Sea Ltd	2.6	1.9
Pearson Plc	2.5	1.9
Top ten tenants	34.3	26.0
Remaining tenants	97.4	74.0
Total	131.7	100.0

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